Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Outlines Development Plans in Preparation for the Mid-2019 U.S. Government National Security Action on Uranium Imports

Corpus Christi, TX, February 7, 2019 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to provide the following letter to its shareholders from President and CEO, Amir Adnani.

Dear Shareholders,

2019 is lining up to be among the most eventful years in UEC’s 14-year history. The fundamental improvements in the uranium market appear likely to continue, following last year’s increase in the spot price to $29/lb. Additionally, the U.S. Government’s probe into foreign imports impacting domestic nuclear fuel cycle capabilities could be significant for the Company by accelerating demand for U.S. mined uranium.

With 98 operating reactors, the U.S. has the largest nuclear fleet in the world with annual requirements of about 45 million pounds of uranium per year. In contrast, U.S. mines are projected to produce less than 400,000 pounds in 2019, not enough for even one reactor.

The U.S. Government has launched an investigation into this over-dependence on foreign uranium as a national security matter and a final decision to enact U.S. quotas or other possible remedies is expected by mid-2019. The potential for quotas would require a meaningful portion of U.S. demand to be supplied by domestic production, which could yield a premium for U.S. mined uranium. Fortunately, and as reported by the U.S. Geological Survey, there are abundant uranium resources that can be developed in states such as Wyoming and Texas.

In this context, we are prioritizing the advancement of our fully permitted Reno Creek ISR Project in Wyoming and development drilling at our Burke Hollow ISR Project in South Texas. UEC has a potential U.S. production profile of 4 million pounds per year. Reno Creek is permitted at 2 million pounds per year and our Hobson processing facility, the hub of our South Texas operations, has a capacity of 2 million pounds per year. UEC is ideally positioned to be part of an overall solution to promote growth in U.S. uranium mining with our environmentally friendly and low-cost in-situ recovery (ISR) projects.

Burke Hollow ISR Project – Advancing Development

UEC has made final preparations for the drilling and installation of monitoring wells at the proposed Production Area Authorization One (“PAA-1”) at the Burke Hollow ISR Project in Bee County, Texas.

The Company has selected drilling and heavy equipment contractors with start-up planned for the beginning of March. Initial plans include drilling approximately 20 holes to delineate several lightly-drilled areas for optimum monitor well ring design. The drill rigs will shift to drilling and installation of 120 monitor wells upon completion of the delineation holes.

In 2013, UEC discovered uranium ore trends at the Burke Hollow Project, one of the only new discoveries in the U.S. over the past decade. Resources at the project have increased with every drilling campaign, resulting in the delineation of a major uranium orebody which extends over 5 miles along its trend length. To date, a 2.4-mile long mineralized trend has been defined, which will constitute the initial Production Area at Burke Hollow. A large monitor well ring will encompass the proposed PAA-1, in accordance with regulatory requirements from the Texas Commission on Environmental Quality (“TCEQ”).

Reno Creek Advancement – Largest Permitted, Undeveloped ISR Project in the U.S.

UEC is directing an independent Preliminary Feasibility Study (“PFS”) for its Reno Creek ISR project in order to expedite upcoming construction in advancing the project towards production. The study will be accomplished in accordance with National Instrument 43-101 (“NI 43-101”) and its related guidelines and will be based on the recently updated NI 43-101 Resource Report announced in our January 15, 2019 press release. That report estimates a Measured and Indicated mineral resource of 26 million pounds of uranium (“U3O8”) at a weighted average grade of 0.041% U3O8 contained within 32 million tons and an Inferred mineral resource of 1.49 million pounds U3O8 at a weighted average grade of 0.039% U3O8 contained within 1.92 million tons.*

The PFS will incorporate design criteria provided with UEC expertise and will be reviewed and supplemented with preliminary designs and cost estimates for project components from a qualified consulting engineering firm.

Uranium Market Improvement

Fundamentals in the uranium market are continuing to improve as we have reported over the last two years. One of the primary drivers has been the market price remaining below most producer’s production costs. While prices have strengthened, this disequilibrium persists and is likely to continue being a strong driver supporting much higher prices. A direct result of this factor has been significant production cuts, resulting in more than 30 million pounds of annual production removed from the market since 2016.

In 2018, spot uranium prices rose about 20% year over year and more than 40% from last April. Record transaction volume of more than 88 million pounds was reported in the spot market, almost 60% percent greater than the previous record established in 2011. Producer buying has tripled since 2017 and the investment community has re-entered the market, taking large blocks of material out of circulation, enhancing the already bullish supply-demand picture.

Global nuclear energy generation in 2018 returned to pre-Fukushima levels. Meanwhile, long-term contracting by utilities remained suppressed, reaching a six-year low in 2018. This adds to the tightening demand coil that should be released as older term contracts roll out of supplier and utility portfolios and inventory is drawn down. All these factors coupled with growing global demand bodes well for continued rebalancing and price appreciation in the uranium markets.

Government Investigation on National Security Impacts of Imported Uranium

For U.S. producers, uranium demand from U.S. utilities may become more robust as an outcome of the current national security investigation on uranium. This action was initiated as a result of the extreme dependency of the U.S. on imported uranium, with 2019 anticipated to show U.S. production at less than 1% of the nation’s reactor requirements. The investigation is expected to result in a decision from the U.S. Government by mid-2019. While no definitive outcome is clear at this point, a premium for U.S. mined uranium could easily evolve.

UEC remains actively engaged in industry discussions regarding the investigation and we will continue our efforts on Capitol Hill to revitalize the industry. We meet regularly with bipartisan members of Congress, Committees, the White House and various government agencies to discuss matters relating to the U.S. uranium industry. Several members of our senior management team are involved with this effort, including our Chairman, Spencer Abraham, former Secretary of Energy in the George W. Bush Administration. Secretary Abraham wrote an Op-Ed article this past year published by USA Today, outlining the national security necessity for a strong domestic industry. This insightful article may be accessed at https://usat.ly/2PQfx3K.

Corporate Development Portfolio

A pillar of our three-prong strategy during the extended bear market in uranium has been to make accretive acquisitions. As a result, the Company controls a pipeline of Resource and Preliminary Economic Assessment-stage projects in Arizona, Colorado, and Paraguay.*

In 2018, UEC was instrumental in the launch of Uranium Royalty Corp (“URC”) and is the largest shareholder, owning ~34% of this company. URC is the largest investor and a strategic partner of Yellow Cake PLC listed in London. URC is working towards an IPO in 2019 and is seeking to emulate, with uranium, the very successful royalty and streaming business model that has emerged in the base and precious metals sectors.

The UEC portfolio also includes the Alto Parana Titanium Project in Paraguay, one of the highest-grade and largest undeveloped Ferro-Titanium deposits in the world (total Inferred resource has been estimated at 4.94 billion tonnes grading 7.41% titanium oxide and 23.6% iron oxide at a 6% TiO2 cut-off).* While we are prioritizing capital expenditures for U.S. projects in the first half of 2019, we are also in planning phases to commission a new Preliminary Economic Assessment at Alto Parana as part of our monetization strategy.

As the year unfolds, we will provide additional perspective once the decisions associated with the U.S. Government’s investigation have been made. When the U.S. industry begins to ramp-up, it will need quality people, infrastructure, resources and permits, the four key ingredients that UEC already has in place.

We appreciate your ongoing support of our long-term business strategy to become the leading U.S. uranium producer. Please feel free to reach our Investor Relations department at 1-866-748-1030 or info@uraniumenergy.com with any questions or comments that you might have as the year develops. Visit our website at UraniumEnergy.com and follow us on Twitter @UraniumEnergy to keep current on all our activities.

Yours truly,

“Amir Adnani”

President & CEO

About Uranium Energy Corp

Uranium Energy Corp (UEC) is a U.S.-based uranium mining and exploration company.  In South Texas, the Company’s hub-and-spoke operations are anchored by the fully-licensed Hobson Processing Facility which is central to the Palangana, Burke Hollow and Goliad ISR projects.  In Wyoming, UEC controls the Reno Creek project which is the largest permitted, pre-construction ISR uranium project in the U.S.  Additionally, the Company controls a pipeline of uranium projects in Arizona, New Mexico and Paraguay, a uranium/vanadium project in Colorado and one of the highest-grade and largest undeveloped Ferro-Titanium deposits in the world, located in Paraguay. The Company’s operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

The technical information in this news release has been prepared in accordance with the Canadian regulatory requirements set out in NI 43-101 and was reviewed by Clyde L. Yancey, P.G., Vice President-Exploration for the Company, a Qualified Person under NI 43-101.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Twitter: @UraniumEnergy

Stock Exchange Information:
NYSE American: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

* The mineral resources referred to herein have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101 and are not compliant with U.S. Securities and Exchange Commission (the “SEC”) Industry Guide 7 guidelines. In addition, measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Accordingly, we have not reported them in the United States. Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources or inferred mineral resources referred to herein are economically or legally mineable.

Except for the statements of historical fact contained herein, the information presented in this letter constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this letter.